Exhibit 10.1

NINTH AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

THIS NINTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into on May 28, 2008, by and between

SILICON VALLEY BANK (“Bank”)

and the following (collectively, jointly and severally, the "Borrower") whose address is 20200 Sunburst Street, Chatsworth, California 91311:

NORTH AMERICAN SCIENTIFIC, INC., a Delaware corporation (“NASI”); and

NORTH AMERICAN SCIENTIFIC, INC., a California corporation (“NASI-CA”).

Recitals

A. Bank and Borrower have entered into that certain Loan and Security Agreement, with an Effective Date of October 5, 2005 (as the same has been, and may hereafter from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows, effective as of the date hereof:

2.1 Amended and Restated Schedule 2. Schedule 2 to the Loan Agreement is amended and restated to read as set forth in the Amended and Restated Schedule 2 to Loan and Security Agreement, which is being signed by Borrower and Bank concurrently herewith.

2.2 Prepayment Fee. Section 2.1.1(d) is hereby amended in its entirety to read as follows:

(d) The Committed Revolving Line may be terminated prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank, in which event Borrower shall pay in full all Obligations arising in connection with the Committed Revolving Line on the effective date of termination. Notwithstanding any such termination, Bank’s lien and security interest in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until Borrower fully satisfies its Obligations (including, without limitation, those not pertaining to the Committed Revolving Line). If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to 1.0% of the Revolving Line Credit Amount; provided that no termination fee shall be charged if the Committed Revolving Line is replaced with a new facility from another division of Silicon Valley Bank.

Furthermore, if the Growth Capital Loan is prepaid for any reason, the Borrower shall pay to Bank a prepayment fee with regard to the Growth Capital Loan in an amount equal to (i) three percent (3.00%) of the amount of the outstanding principal balance of the Growth Capital Loan prior to such prepayment, if prepayment occurs on or before May 28, 2009 (the first anniversary of the date of this Agreement); and (ii) two percent (2.00%) of the amount of the outstanding principal balance of the Growth Capital Loan prior to such prepayment, if prepayment occurs after May 28, 2009 but on or before May 28, 2010 (the second anniversary of the date of this Agreement). No termination fee shall be charged if either (i) the Capital Growth Loan is prepaid for any reason after May 28, 2010 or (ii) the Growth Capital Loan is replaced with a new facility from another division of Silicon Valley Bank.

2.3 Modified Definition of Committed Revolving Line. The definition of “Committed Revolving Line” set forth in Section 13.1 of the Loan Agreement is hereby amended to read as follows:

"Committed Revolving Line" is the revolving credit facility hereunder relating to the making of Advances in an aggregate amount not to exceed Three Million Dollars ($3,000,000) on a joint basis for all Borrowers and otherwise subject to the terms and conditions hereof.

2.4 Modified Definition of Quick Ratio Test. The definition of “Quick Ratio Test” set forth in Section 13.1 of the Loan Agreement that currently reads as follows:

“Quick Ratio Test”. As used herein, the “Quick Ratio Test” will be deemed to be met if Borrower’s Adjusted Quick Ratio at the end of August, 2006 and at the end of each subsequent month is at least 1.00 to 1.00. If at the end of any such subsequent month Borrower’s Adjusted Quick Ratio is not at least 1.00 to 1.00, then Borrower shall not thereafter be deemed to meet the Quick Ratio Test, unless Borrower’s Adjusted Quick Ratio is at least 1.00 to 1.00 for a subsequent continuous period, continuous to the date of determination, and such continuous period is at least three calendar months. As used herein, “Adjusted Quick Ratio” means the ratio of (i) Borrower’s unrestricted cash plus Borrower’s net Accounts to (ii) the total of Borrower’s current liabilities (including all of the Obligations to Bank).

is hereby amended to read as follows:

“Quick Ratio Test”. As used herein, the “Quick Ratio Test” will be deemed to be met if Borrower’s Quick Ratio at the end of May 2008 and at the end of each subsequent month is at least 1.00 to 1.00. If at the end of any such subsequent month Borrower’s Quick Ratio is not at least 1.00 to 1.00, then Borrower shall not thereafter be deemed to meet the Quick Ratio Test, unless Borrower’s Quick Ratio is at least 1.00 to 1.00 for a subsequent continuous period, continuous to the date of determination, and such continuous period is at least three calendar months. As used herein, “Quick Ratio” means the ratio of (i) Borrower’s unrestricted cash plus Borrower’s net Accounts to (ii) the total of Borrower’s current liabilities.

2.5 Exhibit D. Exhibit D to the Loan Agreement, the form of Compliance Certificate, is hereby replaced by Exhibit D hereto.

2.6 Exhibit E Continues Effective. As provided in the First Amendment, Exhibit E to the Loan Agreement (as modified by this Amendment below) continues to be effective and operative.

2.7 Modified Collection of Accounts. Section 2 of Exhibit E to the Loan Agreement, which presently reads as follows:

(2) Collection of Accounts. Borrower shall direct all Account Debtors to make payment of all Accounts directly to a lockbox established with Bank (the ‘Lockbox’). Borrower shall hold all payments on, and proceeds of, Accounts and all other Collateral in trust for Bank, and Borrower shall immediately deposit all such payments and proceeds in the Lockbox. All sums received in the Lockbox shall be transferred by Bank to Borrower’s operating account at Bank, provided that if, at any time, the Quick Ratio Test is not met and the Reduced Borrowing Test is not met, then all sums received in the Lockbox shall be applied by Bank to the Obligations in such order as Bank shall determine, and any excess shall be transferred by Bank to Borrower’s operating account at Bank. Bank or its designee may, at any time, notify Account Debtors that the Accounts have been assigned to Bank. Nothing in this Exhibit limits the restrictions on Transfers of Collateral set forth elsewhere in this Agreement.

is hereby amended to read as follows:

(2) Collection of Accounts. Borrower shall direct all Account Debtors to make payment of all Accounts directly to a lockbox established with Bank (the ‘Lockbox’). Borrower shall hold all payments on, and proceeds of, Accounts and all other Collateral in trust for Bank, and Borrower shall immediately deposit all such payments and proceeds in the Lockbox. All sums received in the Lockbox shall be transferred by Bank to Borrower’s operating account at Bank, provided that if, at any time, the Borrowing Base is less than 2 times the outstanding principal balance of the Revolving Loans (including any cash management reserves), then all sums received in the Lockbox shall be applied by Bank to the Obligations pertaining to the Revolving Loans in such order as Bank shall determine, and any excess shall be transferred by Bank to Borrower’s operating account at Bank. Bank or its designee may, at any time, notify Account Debtors that the Accounts have been assigned to Bank. Nothing in this Exhibit limits the restrictions on Transfers of Collateral set forth elsewhere in this Agreement.

2.8 Modified 10-Q Reporting. Paragraph 7 of Section (7) of Exhibit E to the Loan Agreement is hereby amended in its entirety to read as follows:

7. Within the earlier of (i) 45 days from the end of each fiscal quarter or (ii) 5 days following the filing with the Securities and Exchange Commission of Borrower’s Quarterly Report on form 10-Q, a copy of Borrower’s Form 10-Q.

2.9 Modified 10-K Reporting. Paragraph 8 of Section (7) of Exhibit E to the Loan Agreement is hereby amended in its entirety to read as follows:

8. Within the earlier of (i) 90 days from the end of each fiscal year or (ii) 5 days following the filing with the Securities and Exchange Commission of Borrower’s Annual Report on form 10-K, a copy of Borrower’s Form 10-K (including Borrower’s audited annual financial statements).

2.10 Warrant. Concurrently herewith, Borrower shall issue to Bank a five-year Warrant to Purchase Stock for the issuance of the number shares of Borrower’s common stock equal to the result of $150,000 divided by the Warrant Price (as set forth in the Warrant) and on such other terms and conditions as are acceptable to Bank in its good faith business judgment.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing ;

4.2 Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of NASI-DE delivered to Bank on the Effective Date remain accurate and complete and have not been amended, supplemented or restated since the Effective Date (except pursuant to those certain Amendments to Certificate of Incorporation filed with the Delaware Secretary of State on April 20, 2007, January 17, 2008 and April 30, 2008) and are, and continue to be, in full force and effect. The organizational documents of NASI-CA delivered to Bank on the Effective Date remain accurate and complete and have not been amended, supplemented or restated since the Effective Date and are, and continue to be, in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any material agreement by which Borrower or its property is bound, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of the Facility Fees set forth in the Amended and Restated Schedule 2 to Loan and Security Agreement of even date herewith.

Amended and Restated Schedule 2
to
Loan and Security Agreement

Borrower:	North American Scientific, Inc., a Delaware Corporation
North American Scientific, Inc., a California Corporation

Date:	May 28, 2008

This Amended and Restated Schedule 2 amends and restates in its entirety the Amended and Restated Schedule 2 dated October 31, 2006 to the Loan and Security Agreement dated October 5, 2005 (as amended, the “Loan Agreement”) between Silicon Valley Bank (“Bank”) and the above-borrowers (collectively, jointly and severally, the “Borrower”), and forms an integral part of the same. (Capitalized terms used herein, which are not defined, shall have the meanings set forth in the Loan Agreement.)

1.	CREDIT LIMIT
(Section 2.1.1):	An amount not to exceed the sum of 1 and 2 below:

1.	Revolving Loans. An amount (the “Revolving Loans”) not to exceed:

(a)	the lesser of (1) $3,000,000 at any one time outstanding (the “Revolving Line Credit Amount”) or (2) the sum of the following (the “Borrowing Base”):

(i)	up to 80% (an “Advance Rate”) of the amount of NASI Eligible Accounts, plus
(ii)	up to 80% (an “Advance Rate”) of the amount of NASI-CA Eligible Accounts;
minus
(b)	the sum of the following:
(i)	the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit); plus
(ii)	the FX Reserve; and plus
(iii)	the aggregate amount of Cash Management Services utilizations.
provided, however, that Bank shall have the right, in Bank’s discretion, to modify the above Advance Rates based upon the results of field audits conducted by Bank.

plus
2.
Growth Capital Loan. An amount equal to the unpaid principal balance from time to time outstanding of the Loan (the “Growth Capital Loan”) in the original principal amount of up to $3,000,000 to be disbursed as follows: (i) $1,500,000 disbursed concurrently herewith and (ii) up to $1,500,000 to be disbursed prior to September 30, 2008. The Growth Capital Loan may be used for working capital purposes of Borrower. Once any portion of the Growth Capital Loan is repaid, it cannot be reborrowed.

As used in this Agreement, “Loans” includes the Revolving Loans and the Growth Capital Loan. Loans will be made to each Borrower based on the Eligible Accounts of each Borrower, subject to the limitations set forth above for all Loans to all Borrowers combined.

Letter of Credit Sublimit
(Section 2.1.2):	$500,000.
Foreign Exchange Sublimit
(Section 2.1.3):	$500,000.
Cash Management Services Sublimit:
(Section 2.1.4):	$500,000.

2.	INTEREST.
Interest Rate
(Section 2.3(a)):
A per annum rate equal to the Prime Rate in effect from time to time plus 0.50% per annum; provided that if the Quick Ratio Test is not met, the interest rate applicable to the Obligations shall be a per annum rate equal to the Prime Rate in effect from time to time, plus 1.50% per annum. Changes in the interest rate based on whether or not the Quick Ratio Test is met shall go into effect as of the first day of the month closest to the date Borrower’s financial statements, which show whether or not the Quick Ratio Test is met, are due, even if the delivery of the financial statements is delayed.

Notwithstanding the foregoing, with respect to the Growth Capital Loan:

A per annum rate equal to the greater of (i) the Prime Rate in effect from time to time plus 2.25% per annum or (ii) 7.50% per annum.

3.	FEES (Section 2.4(a)):

Facility Fee:	With respect to the Revolving Loans:

$15,000 payable on the date hereof.

With respect to the Growth Capital Loan:

$15,000 payable on the date hereof.

Collateral Handling Fee:
None, provided that if the Quick Ratio Test is not met, Borrower shall pay Bank a collateral handling fee in an amount equal to $1,000 per month, payable in arrears on the first day of each month with respect to the prior month. Changes in whether or not the collateral handling fee is charged, based on whether or not the Quick Ratio Test is met shall go into effect as of the first day of the month closest to the date Borrower’s financial statements, which show whether or not the Quick Ratio Test is met, are due, even if the delivery of the financial statements is delayed.

Unused Line Fee:
None, provided that if the Quick Ratio Test is not met, Borrower shall pay to Bank an unused line fee equal to the rate of one-half of one percentage point (0.50%) per annum multiplied by the amount by which the Revolving Line Credit Amount exceeds the average daily principal balance of the outstanding aggregate amount of the sum, without duplication, of Advances, Letters of Credit, FX Reserve and Cash Management Services utilizations during the immediately preceding calendar month (or part thereof), which fee shall be payable monthly in arrears on the first day of each month. Changes in whether or not the unused line fee is charged, based on whether or not the Quick Ratio Test is met shall go into effect as of the first day of the month closest to the date Borrower’s financial statements, which show whether or not the Quick Ratio Test is met, are due, even if the delivery of the financial statements is delayed.

Termination Fee:	See Section 2.1.1(d) of the Loan Agreement (as amended by that certain Ninth Amendment to Loan Documents).

None of the fees provided for in this Agreement are refundable.

4.	MATURITY
DATE
(Section 13.1):	May 28, 2010 [a date that is two years from the date of this Agreement].

Notwithstanding the foregoing, with respect to the Growth Capital Loan: The outstanding principal balance of the Growth Capital Loan shall be repaid by Borrower to Silicon in thirty-six (36) equal monthly payments of principal, commencing on October 1, 2008 and continuing on the first day of each subsequent month until the earlier of the following dates: (i) September 1, 2011, or (ii) the date the Growth Capital Loan has been indefeasibly paid in full, or (iii) the date this Agreement terminates by its terms or is terminated by either party in accordance with its terms. On the earlier to occur of the foregoing dates, the entire unpaid principal balance of the Growth Capital Loan, plus all accrued and unpaid interest thereon, shall be due and payable. Interest on the Growth Capital Loan shall be payable monthly (regardless of whether any principal payment is to be made in such month) as provided in Section 2.3 of this Agreement.

5.	FINANCIAL COVENANTS
(Section 6.7):
Borrower shall comply with the following financial covenant at all times during the term of this Agreement, measured at the end of each month, and, Borrower shall provide evidence of compliance therewith to Bank monthly and otherwise at the request of Bank from time to time. Notwithstanding the foregoing, the following financial covenant will not be applicable in the event Borrower terminates the Committed Revolving Line in accordance with Section 2.1.1(d) of the Loan Agreement.

Minimum Tangible Net Worth:

Borrower shall maintain a Tangible Net Worth of not less than $2,000,000 plus (i) 50% of the Borrower’s net income in each fiscal quarter ending after the date hereof plus (ii) 50% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower. Increases in the Minimum Tangible Net Worth Covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth Covenant be decreased. Increases in the Minimum Tangible Net Worth Covenant based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter.

“Tangible Net Worth” shall mean the excess of total assets less total liabilities, determined in accordance with GAAP, with the following adjustments:
(A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises, and (iii) minority investments in other Persons.
(B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Bank or by language in the instrument evidencing the indebtedness which Bank agrees in writing is acceptable to Bank in its good faith business judgment.